Exhibit 5.2

CONYERS DILL & PEARMAN PTE. LTD. 9 Battery Road #20-01 MYP Centre Singapore 049910 T +65 6223 6006 conyers.com

3 December 2025

Matter No.: 1012551
Doc ref: PP/RL/AP_Legal#111386459

EUDA Health Holdings Limited

60 Kaki Bukit Place

#03-01, Eunos Techpark

Singapore 415979

Dear Sir/ Madam,

Re: EUDA Health Holdings Limited (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with a registration statement on form F-3 (File No.: 333-282723) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 18 October 2024 (as amended on 30 October 2024) and declared effective on 4 November 2024 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”), the base prospectus contained in the Registration Statement (the “Base Prospectus”) and the prospectus supplement to be filed with the Commission on or about the date hereof (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”) in connection with the registration of 2,000,000 ordinary shares of no par value in the Company (the “Ordinary Shares”) issuable upon exercise of warrants issued by the Company to Streeterville Capital, LLC (the “Investor”) dated 26 November 2025 (the “Warrants” or the “non-Equity Securities”, and collectively with the Ordinary Shares, the “Securities”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following document:

1.1.	the Registration Statement;

1.2.	the Prospectus;

1.3.	the securities purchase agreement dated 26 November 2025 made between the Company and the Investor (the “Agreement”);

1.4.	the Warrants.

The documents listed in items 1.1 through 1.4 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.5.	a copy of the certificate of incorporation, the certificate of change of name and the current restated and amended memorandum and articles of association of the Company adopted on 17 November 2022 (the “M&A”), as obtained from the Registrar of Corporate Affairs at 2:30 p.m. on 1 December 2025;

1.6.	a copy of resolutions in writing signed by all the directors of the Company and dated 26 November 2025 (the “Resolutions”);

1.7.	a copy of a certificate of good standing issued by the Registrar of Corporate Affairs and dated 27 November 2025; and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that the Company and its subsidiaries do not own an interest in any land in the British Virgin Islands;

2.6.	that on the date of entering into the Agreement and the Warrant and the date of allotment (where applicable) and issuance of any Securities, the Company is, and after entering into the Agreement and the Warrant and any such allotment and issuance the Company is and will be able to, pay its liabilities as they become due;

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2.7.	none of the parties to any applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to any Securities is or will be carrying on unauthorised financial services business for the purposes of the Financial Services Commission Act of the British Virgin Islands;

2.8.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary direct or indirect of any sovereign entity or state;

2.9.	that the Company will issue the Securities in furtherance of its objects as set out in its M&A;

2.10.	that the M&A of the Company will not be amended in any manner that would affect the opinions expressed herein;

2.11.	that the Company will have sufficient authorised shares available to issue under its M&A to effect the issue of any Ordinary Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any non-Equity Securities;

2.12.	that the form and terms of any and all non-Equity Securities, the issuance and sale of any Securities by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the M&A of the Company nor any applicable law, regulation, order or decree in the British Virgin Islands;

2.13.	that no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Securities;

2.14.	that none of the Securities have been offered or issued to residents of the British Virgin Islands;

2.15.	that all necessary corporate action will be taken to authorise and approve any issuance of the Securities, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.16.	there is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents;

2.17.	that the non-Equity Securities to be offered and sold will be valid and binding in accordance with their terms pursuant to the applicable governing law;

2.18.	that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto);

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2.19.	that the validity and binding effect under the laws of the State of Utah, United States of America (the “Foreign Laws”) of the Agreement and the Warrants in accordance with their respective terms;

2.20.	that, upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof;

2.21.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; and

2.22.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Prospectus has been duly filed with the Commission.

3.	QUALIFICATIONS

3.1.	The obligations of the Company in connection with any offer, issuance and sale of any Securities:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a British Virgin Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;

(e)	in the case of any applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to the issue of any Ordinary Shares, may be subject to the common law rules that damages against the Company are only available where the purchaser of such Ordinary Shares rescinds such agreement; and

(f)	may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

3.2.	We express no opinion as to the enforceability of any provision of any document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

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3.3.	We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act, 2018.

3.4.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2.	Upon the due issuance of the Ordinary Shares underlying the Warrants, and payment of the consideration therefor, such Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 6-K filed on or about the date hereof, for incorporation by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman Pte. Ltd.

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